Exhibit 10.2

FIRST SUPPLEMENT
TO THE
MASTER CREDIT AGREEMENT

(Refinance Term Loan)

THIS FIRST SUPPLEMENT TO THE MASTER CREDIT AGREEMENT (“First Supplement”) is made and entered into as of August 10, 2007, by and between GREAT PLAINS ETHANOL, LLC, d/b/a POET Biorefining - Chancellor, a South Dakota limited liability company, and AGCOUNTRY FARM CREDIT SERVICES, FLCA, a federal land credit association organized under the Farm Credit Act of 1971, as amended. This First Supplement supplements the Master Credit Agreement between Lender and Borrower dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified (other than by Supplements entered into pursuant to Section 1.02 thereof) from time to time, the “Master Agreement”).

RECITALS:

A.            Pursuant to the Original Credit Agreement (as defined in the Master Agreement), Lender has made certain loans and other credit accommodations available to Borrower, including a construction and term loan referred to as loan number 7572905400 in Lender’s records and a 2005 term loan referred to as loan number 7602761100 in Lender’s records (collectively, the “Original Term Loan”).

B.            As of the date hereof, the aggregate principal amount outstanding under the Original Term Loan is approximately $20,649,482.81, and Borrower wishes to refinance $20,000,000 of this amount with a new term loan from Lender.

C.            Lender is willing to refinance the Original Term Loan subject to the terms and conditions hereof.

AGREEMENT:

1.             Definitions. Capitalized terms used and not otherwise defined in this First Supplement have the meanings attributed to them below or in the Master Agreement. Definitions in this First Supplement control over inconsistent definitions in the Master Agreement, but only to the extent the defined terms apply to Loans under this First Supplement. Definitions set forth in the Master Agreement control for all other purposes. As used in this First Supplement, the following terms have the following meanings:

“Closing Date” means August 10, 2007, for purposes of this First Supplement.

“Interest Election” has the meaning set forth in Section 5 of this First Supplement.

“LIBOR” means the one month London interbank rate reported on the tenth day of the month by the Wall Street Journal from time to time in its daily listing of money rates, defined therein as “the average of interbank offered rates for dollar deposits in the London market based on quotations at five major banks.”  If a one month LIBOR rate is not reported on the tenth day of such month, the one month LIBOR rate reported on the first Business Day preceding the tenth day of such month will be used. If this index is no longer available, Lender will select a new index which is based on comparable information.

“Margin” means three percentage points (3.00%) (300 basis points) as the same may be adjusted pursuant to Section 5(c) of the First Supplement.

“Refinance Term Loan” means the Loan made by Lender to Borrower under this First Supplement.

“Refinance Term Loan Maturity Date” means the earlier of (a) July 1, 2013, and (b) the date on which the Obligations have been declared or have automatically become due and payable, whether by acceleration or otherwise.

 “Refinance Term Loan Note” means the Refinance Term Loan Note made by Borrower payable to the order of Lender, dated the date hereof, in the initial aggregate principal amount of $20,000,000 in substantially the form of Exhibit 1A attached hereto.

“Variable Rate” has the meaning set forth in Section 5 of this First Supplement.

2.             Effect of First Supplement. This First Supplement supplements the Master Agreement, and along with the Master Agreement, sets forth the terms and conditions applicable to the Refinance Term Loan.

3.             Conditions Precedent. Lender will have no obligation under this First Supplement until each of the following conditions precedent is satisfied or waived in accordance with Section 8.02 of the Master Agreement:

(a)           Lender has received all fees and other amounts due and payable on or prior to the date hereof, including the fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with Lender;

(b)           Lender has received Borrower’s counterpart of this First Supplement and the Refinance Term Loan Note duly executed and delivered by Borrower;

(c)           Lender has received Borrower’s counterparts of the Master Agreement and all Loan Documents contemplated thereby, in each case duly executed and delivered by Borrower, as well as all other duly executed and delivered instruments, agreements, opinion letters, and documents as Lender may require;

(d)           the representations and warranties set forth in the Master Agreement are true and correct in all material respects as of the date hereof;

(e)           all conditions precedent in the Master Agreement and each other Loan Document have been satisfied or waived;

(f)            no Default or Event of Default has occurred and is continuing; and

(g)           all amounts outstanding on the Original Term Loan in excess of $20,000,000 have been paid in full.

4.             Repayment. Borrower will pay to Lender on the first day of the first calendar quarter following the Closing Date, and on the first day of each calendar quarter thereafter, through and including the Refinance Term Loan Maturity Date, equal quarterly principal payments of $833,333.33 plus accrued interest (consisting of 24 quarterly payments) with a balloon payment on the Refinance Term Loan Maturity Date. All remaining principal and accrued and unpaid interest outstanding on the Refinance Term Loan is due and payable on the Refinance Term Loan Maturity Date.

5.             Interest.

(a)           Interest on the Refinance Term Loan will accrue at a variable interest rate equal to LIBOR plus the Margin (the “Variable Rate”). Alternatively, Borrower may elect (an “Interest Election”), from time to time, any one or more of the fixed or adjustable interest rate available from Lender at the time of the election. The elected rate must be applied to amounts of not less than $1,000,000 owing on the Refinance Term Loan, as set forth below, and interest on such amounts shall accrue at such rate selected by Borrower during the related interest period. Interest shall accrue at the Variable Rate for any portion of the Refinance Term Loan for which no Interest Election is in effect. The rates available to Borrower for election will be based on Lender’s cost of funds plus the Margin in effect from time to time.

(b)           To make an Interest Election, Borrower will give Lender prior written notice (or telephonic notice promptly confirmed in writing) of its Interest Election, in the form of Exhibit 1B attached hereto, no later than five (5) Business Days prior to the desired effective date (which shall be a Business Day) of such election. Borrower may make such Interest Elections at any time and from time to time, without penalty, except as otherwise provided in the Loan Documents; provided, that Borrower may not elect an interest rate in which the related Interest Period for such interest rate would extend beyond the Refinance Term Loan Maturity Date. Lender will determine the rate of interest in effect from time to time pursuant to this Section 5 and will notify Borrower of the same, in writing, upon any request by Borrower. Lender’s determination of the rate of interest hereunder shall be deemed conclusive, absent manifest error. Borrower acknowledges that the terms of the Master Agreement, this First Supplement or any other Loan Document may require Borrower to pay a prepayment premium.

(c)           The Margin applicable to the Refinance Term Loan will be reduced by (x) twenty-five basis points (0.25%) per annum at such time as Borrower has reached and maintained an Owners’ Equity Ratio of 55%, and (y) an additional twenty-five basis points (0.25%) per annum at such time as Borrower has reached and maintained an Owners’ Equity Ratio of 60%. Such reductions will be applied from the date of receipt of Borrower’s audited financial statements pursuant to Section 4.01(a) of the Master Agreement. For purposes of this paragraph, Borrower’s Owners’ Equity Ratio will be based on audited financial statements after taking into account such adjustments as necessary to reflect reductions resulting from the annual dividend declaration. Subsequent to any Margin reduction pursuant to this Section 5, the Margin applicable to the Refinance Term Loan will be increased by (x) 25 basis points (0.25%) per annum if Borrower’s Owners’ Equity Ratio falls below 60% as of any quarterly period following application of any reduction in the Margin pursuant to this paragraph, and (y) an additional 25 basis points (0.25%) per annum (for a total increase of 50 basis points) if Borrower’s Owners’ Equity Ratio falls below 55% as of any such quarterly period.

6.             Refinance Term Loan Note. The Refinance Term Loan will be evidenced by Borrower’s Refinance Term Loan Note and repaid in accordance with this First Supplement and the Refinance Term Loan Note.

7.             Prepayment Fees. In addition to the prepayment provisions set forth in the Master Agreement, in the event the Refinance Term Loan is paid, in whole or in part, at any time prior to the Refinance Term Loan Maturity Date, whether voluntarily or involuntarily (including any prepayment effected by Lender’s exercise of any right to accelerate), or if Borrower changes its Interest Election under Section 5(b) of the First Supplement with respect to the Refinance Term Loan prior to the end of the related Interest Period, Borrower will pay to Lender a prepayment fee in an amount which would result in Lender being made whole (on a present value basis) for the actual or imputed funding losses incurred by Lender as a result of such early repayment. Such fees will be calculated in accordance with methodology established by Lender (a copy of which will be made available to the Borrower upon request). This prepayment fee is due and payable immediately upon receipt of any such prepayment. Borrower agrees that this prepayment fee is paid as a fee for the right to prepay and not as liquidated damages or a penalty.

8.             Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same document.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this First Supplement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:

GREAT PLAINS ETHANOL, LLC

By:	/s/ Darrin Ihnen
Name:	Darrin Ihnen
Title:	President

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, FLCA

By:	/s/ Randolph L. Aberle
Name:	Randolph L. Aberle
Title:	Vice President

SIGNATURE PAGE TO FIRST SUPPLEMENT TO THE
MASTER CREDIT AGREEMENT

EXHIBIT 1A
REFINANCE TERM LOAN NOTE

$20,000,000	August 10, 2007
Fargo, North Dakota

FOR VALUE RECEIVED, the undersigned, Great Plains Ethanol, LLC, d/b/a POET Biorefining – Chancellor, a South Dakota limited liability company (“Borrower”), hereby promises to pay to the order of AgCountry Farm Credit Services, FLCA (together with any subsequent holder hereof, “Lender”) or its successors and assigns, at Post Office Box 6020, 1900 44th Street South, Fargo, North Dakota 58108, (a) on the Refinance Term Loan Maturity Date (as defined in the Master Credit Agreement between Borrower and Lender dated as of August 10, 2007 and the First Supplement to the Master Credit Agreement (Refinance Term Loan) between Borrower and Lender dated the same date (as the same may be amended, restated, supplemented or otherwise modified from time to time), collectively known as the “Credit Agreement”), the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00) or so much of the unpaid principal amount of the Refinance Term Loan (as defined in the Credit Agreement) as has advanced by Lender to Borrower pursuant to the Credit Agreement, and (b) on each date specified in the Credit Agreement prior to the Refinance Term Loan Maturity Date, the principal amount of the Refinance Term Loan payable to Lender on such date as specified therein, in lawful money of the United States of America in immediately available funds, and to pay interest from the Closing Date on the unpaid principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. Borrower also promises to pay Default Interest (as defined in the Credit Agreement), on demand, on the terms and conditions set forth in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of Lender.

All borrowings evidenced by this Refinance Term Loan Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by Lender in its internal records; provided, that the failure of Lender to make such a notation or any error in such notation will not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this Refinance Term Loan Note and the Credit Agreement.

This Refinance Term Loan Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, all upon the terms and conditions therein specified.

THIS REFINANCE TERM LOAN NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

GREAT PLAINS ETHANOL, LLC

By:	/s/ Darrin Ihnen
Name:	Darrin Ihnen
Title:	President

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EXHIBIT 1B

INTEREST ELECTION

[Date]

AgCountry Farm Credit Services, FLCA

Post Office Box 6020

1900 44th Street South

Fargo, North Dakota 58108

Attention:  Randolph L. Aberle

Dear Sir:

Reference is made to the Master Credit Agreement and First Supplement thereto, each dated as of August 10, 2007 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower, and AgCountry Farm Credit Services, FLCA, as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes an Interest Election pursuant to Section 5(b) of the First Supplement to the Credit Agreement, and Borrower hereby elects [a rate available from Lender at the time of the election] for application to $                               in principal amount now outstanding under the Refinance Term Loan, and in that connection Borrower specifies the following information with respect to the amount to be converted or continued as requested hereby:

The effective date of election (which is a Business Day) (1):

Very truly yours,

GREAT PLAINS ETHANOL, LLC

By:
Name:
Title:

(1) Not less than $100,000 and an integral multiple of $100,000.

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